Kirkpatrick & Lockhart LLP                      1800 Massachusetts Avenue, N.W.
                                                Second Floor
                                                Washington, D.C. 20036-1800


                                                        Robert J. Zutz
                                                        202.778.9059
                                                        202.778-9059 - Facsimile
                                                        rzutz@kl.com


                                October 27, 2003



Heritage Cash Trust
880 Carillon Parkway
St. Petersburg, Florida 33716

Ladies and Gentlemen:

     We have acted as counsel to Heritage Cash Trust, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 24 to the Trust's Registration Statement on Form N-1A (File Nos. 2-98635; 811-4337) (the "Post-Effective Amendment"), registering an indefinite number of shares of beneficial interest of the Municipal Money Market Fund and of Class A, Class B and Class C shares of beneficial interest Money Market Fund, each a series of the Trust (the "Shares"), under the Securities Act of 1933, as amended (the "1933 Act").

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust, and Amended and Restated By-laws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

Heritage Cash Trust
October 27, 2003
Page 2


      2.    When   issued  and  paid  for  upon  the  terms   provided   in  the
      Post-Effective  Amendment,  the  Shares  to  be  issued  pursuant  to  the
      Post-Effective Amendment will be validly issued, fully paid and nonassessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

      This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                          Sincerely,

                                          /s/Kirkpatrick & Lockhart LLP

                                          Kirkpatrick & Lockhart LLP